Exhibit 5.1


                      CHOATE, HALL & STEWART
        A Partnership Including Professional Corporations
                          EXCHANGE PLACE
                         53 STATE STREET
                BOSTON, MASSACHUSETTS  02109-2891
                     TELEPHONE (617) 248-5000
                     FACSIMILE (617) 248-4000
                          TELEX 49615860

                                   June 5, 1993

Microcom, Inc.
500 River Ridge Drive
Norwood, Massachusetts 02062-5028

Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on June 5, 1995 by Microcom, Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 300,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company.

     We are familiar with the Company's Articles of Organization, as amended, its By-Laws, as amended, and its corporate minute book as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company under its 1987 Employee Stock Purchase Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reference to this firm in the section entitled "Interests of Named Experts and Counsel" incorporated by reference in the Registration Statement.

                                   Very truly yours,

                                   CHOATE, HALL & STEWART